Exhibit 10.1

CREDIT SUISSE
Leasing
Avenue d’Ouchy 52	Téléphone	021 340 14 00
Case postale 5722	Téléfax	021 340 14 39
1002 Lausanne	TVA N°	231’051

REAL ESTATE LEASING CONTRACT

No. 709’341

1.	Kyphon Sàrl	The Lessee
Rue du Puits-Godet 12/12a
2000 Neuchâtel

VAT No: 639’496

And

2.	CREDIT SUISSE	The Leasing Company
Paradeplatz 8
8001 Zurich

Mailing address:

CREDIT SUISSE
Leasing
Case postale 5722
1002 Lausanne

VAT No.: 231’051

Contents

I	PRELIMINARY PROVISIONS			4

	1.	PURPOSE OF THE CONTRACT		4
	2.	CONTRACTUAL ELEMENTS		4
	3.	INVESTMENT COSTS		4
		3.1	Definition	4
		3.2	Residual Value	4
		3.3	Residual Value at a given time - 3.4 Provisions concerning the period of construction	5
	4.	ACQUISITION OF THE OBJECT OF THE LEASE		7
		4.1	Description of the object of the lease	7
		4.2	Provisions of the sale contract and investment costs	8
		4.3	Transfer of title	8
		4.4	Failure of the sale contract	8
	5.	ACCEPTANCE OF THE OBJECT OF THE LEASE		8
		5.1	Date	8
		5.2	Statement of the condition of the premises on acceptance of the new building after its completion	8

II	UTILISATION PHASE			9

	6.	DURATION OF UTILISATION		9
	7.	PROCESSING COSTS		9
	8.	LEASING PAYMENTS		9
		8.1	Definition	9
		8.2	Calculation, determination	9
		8.3	Interest period and due date	10
		8.4	Leasing payments at the beginning of the duration of utilisation	10
	9.	VALUE ADDED TAX		10
		9.1	Liability	10
		9.2	Security interests	11
	10.	SECURITY INTERESTS / REQUIREMENTS		11
		10.1	Guarantees	11
		10.2	Change of owner	12

III	RIGHTS AND OBLIGATIONS			12

	11.	LESSEE’S RIGHT TO ENJOYMENT		12
		11.1	Scope	12
		11.2	Obligation of diligence, maintenance and third party rights	12
		11.3	Modifications to the object of the lease	13
		11.4	Legal mortgages of artisans and construction firms	13
		11.5	Pollution	13
	12.	GUARANTEE AGAINST DEFECTS		13
		12.1	Guarantee against material and legal defects	14
		12.2	Charges encumbering the object of the lease	14
	13.	RISK AND LIABILITY		14
		13.1	Principle	14
		13.2	Insurance taken out by the leasing company	15
		13.3	Insurance taken out by the lessee	15
		13.4	Accidents	15
		13.5	Value Added Tax	16
	14.	ACCESSORY COSTS AND PUBLIC CONTRIBUTIONS		16

IV	TERMINATION OF THE CONTRACT			16

	15.	NORMAL TERMINATION OF THE CONTRACT		16
		15.1	Option of the Lessee	16
		15.2	Extension of the leasing contract	17
		15.3	Purchase by the lessee	17
		15.4	Return of the object of the lease	17
	16.	FAILURE TO PAY AND OTHER BREACHES OF THE CONTRACT BY THE LESSEE		17
		16.1	Interest on arrears	17

		16.2	Option of the leasing company	18
		16.3	Consequences of failure to pay	18
		16.4	Early termination of the leasing contract due to serious circumstances	19
	17.	EARLY TERMINATION OF THE CONTRACT BY THE LESSEE		20
	17 A)	EARLY TERMINATION BY THE LEASING COMPANY DUE TO THE CASES LISTED IN CLAUSES 10.2 (CHANGE OF OWNER) AND 13.4 (ACCIDENTS)		20

V	FINAL PROVISIONS			21

	18.	PROHIBITION OF OFFSETTING		21
	19.	COSTS OF THE CONTRACT		21
	20.	RIGHT TO BE INFORMED AND TO VISIT		21
	21.		DECLARATION IN COMPLIANCE WITH THE LFAIE	21
	22.		FORM	21
	23.		VALIDITY CLAUSE	22
	24.		APPLICABLE LAW AND FORUM	22

VI	SIGNATURES			22

I	Preliminary Provisions

1.	Purpose of the Contract

The leasing company shall acquire the object of the lease described under Clause 4.1 in accordance with the requirements notified to it by the lessee, in order to construct on it the buildings requested by the lessee and to then grant it the use and enjoyment of them for an agreed term. In consideration thereof, the lessee shall pay the leasing company a periodical indemnity and bear the costs and risks in connection with the use and enjoyment of the object.

2.	Contractual Elements

The leasing contract consists of this document and its subsequent amendments and related agreements signed by both parties. A schedule of up-to-date monthly payments shall be attached as an appendix to the present leasing contract and to the subsequent amendments.

The building permit (to be provided) and the contracts which the leasing company shall enter into with third parties for constructing buildings, also form part of the present contract.

The present leasing contract is being entered into subject to the express condition precedent that all the documents concerning the guarantee referred to under 10.1 hereof are duly signed and in the leasing company’s possession (original documents with authenticated signature).

3.	Investment Costs

3.1	Definition

At the time of signature of the leasing contract, the parties agreed to a maximum price of

CHF 23,000,000.00 (before tax)

This is the maximum amount available to fund the acquisition of the object described under 4.1 and the erection of the building. If the overall cost of the acquisition and the construction of the building exceeds this amount, the lessee shall reimburse the leasing company for the surplus.

VAT is not included in the calculation of the investment costs, since the leasing company has made a prior application for tax deduction to the Federal Tax Office (“Administration Fédérale des Contributions”). However, if this deduction is not granted or is granted only partially, the lessee undertakes to indemnify the leasing company in consequence (Clause 9).

Each quarter, during the construction work period, interim interest shall be calculated on the basis of the balance of advances and will be invoiced separately to the lessee (plus VAT). The definitive amount of investment costs will be determined in an amendment (appendix) to the present contract on presentation of the final breakdown. The lease payments due by the lessee will be calculated on the basis of this amount.

3.2	Residual Value

Independently of the definitive amount of the investment costs and any investment which the lessee may make in accordance with 11.3, the residual value of the object of the lease on expiry of the term of contractual use (Clause 6) is set, by mutual agreement, at

CHF 7,500,000.00

The parties consider that in view of usual amortizations, this amount corresponds to the fair market value of the object on expiry of the lease contract.

VAT due will be added to the fair market value, since the present lease contract (Clause 9) and the subsequent sale of the object to the lessee are subject to VAT.

In this respect, the leasing company must provide the lessee with an invoice authorising the prior deduction of the abovementioned tax.

3.3	Residual Value at a given time

The residual value at a given time is notably used as the basis for calculating the lease payment (Clause 8.2) during the duration of the contract. The parties understand this to mean the residual value at a given time, depending on the amortisation already carried out. Amortisation is calculated on a monthly basis, according to the fixed depreciation method.

3.4	Provisions concerning the period of construction

a)	Planning

Construction work can only begin once the following formalities have been carried out:

•	An authenticated contract for sale has been drawn up relating to the acquisition of the plot by the leasing company;

•	The property presently standing on the plot has been demolished and adapted;

•	All the required statutory authorisations for the erection of the object of the lease (notably a construction permit) have been procured;

•	A detailed estimate of the cost, a work schedule and building plan on a scale of 1:50 / 1:20 are presented;

•	A general planning contract with Mühlemann + Partner, Architekten + Planer GmbH, Grenchen has been signed;

•	A detailed list of project managers has been provided;

•	Contracts with the main project managers have been entered into;

•	The insurances policies referred to in clause 3.4 (e) have been taken out;

•	The Federal Tax Office (“Administration Fédérale des Contributions”) has approved of the leasing company’s application with respect to voluntary taxation of the income from the leasing contract (subjection to VAT).

The following deadlines are envisaged:

•	Beginning of construction work: 01.07.2006;

•	Acceptance of the works: September 2007;

•	Delivery of the building: 01.01.2008

•	Presentation of the definitive breakdown of costs of the works: 31.03.2008

The leasing company excludes all liability for compliance with these deadlines, except if it has caused the delay intentionally or has committed a serious fault. The obligations of the lessee under the lease contract shall remain in force even in the event of delay. It must notably pay interim interest for which it will be invoiced separately.

b)	Performance of the contract

As project manager, the leasing company shall, with the prior approval of the lessee, enter into the contracts required for the construction of the object of the lease with the general planner, Mühlemann + Partner GmbH and third parties, and will fully substitute the lessee as such for contracts into which the lessee has already entered. SIA 118 and SIA 102 standards shall apply.

Insofar as the lessee has already made payments under existing contracts, the leasing company must reimburse it for these and they must be debited from the investment account.

The leasing company, together with the lessee, should periodically verify the breakdown of construction costs provided by the general planner. This is to avoid the possible registration of legal mortgages by the craftsmen and construction firms. The general planner should draw up and provide the parties with a detailed list of construction managers.

During construction work, should the leasing company not be able to reach the lessee, or in an emergency if the building is in danger, the leasing company may, insofar as these modifications do not penalise the lessee with respect to price, quality and deadlines, agree to amendments with the general planner or appointed third parties concerning the work and contractual terms so as to protect its interests. In any other case, the leasing company can only agree to amendments with the general planner or appointed third parties on the basis of mutual agreement between the leasing company and the lessee.

The lessee can, with the leasing company’s approval, take its place in supervising the site and construction work and give instructions. It is not, however, authorised to sign reports by the construction firms and/or other appointed third parties concerning the work carried out, to accept credit, or, without the approval of the leasing company and in divergence from the estimate of contracts with third parties, to request substantial modifications to the construction project or major additional works. If it nonetheless does this, it will be liable for the resulting extra cost (Clause 3.4 (d))

c)	Methods of payment

During the construction phase, the leasing company shall record all payments made for the acquisition and construction of the object of the lease in an investment account, without VAT. Interim interest shall be calculated quarterly and invoiced separately (plus VAT). The terms of Credit Suisse for construction loans, in accordance with those of the market, shall apply to the remuneration of advances. Presently, and until further notice, the annual interest rate is 2.75%, plus quarterly commission of  1/4 % on the maximum amount used. This interest rate may also be modified during the construction works insofar as it is modified by the bank, until consolidation. The investment account is closed after payment of all signed final invoices. The balance makes it possible to define the investment costs of the present lease contract.

During the construction works, the costs incurred under individual contracts are invoiced according to the payment plan, supervised by the general planner Mühlemann + Partner GmbH as project manager. Invoices issued by firms must be made out to the leasing company but initially submitted to the lessee for approval and signature (legally valid). The lessee shall then submit them to the leasing company which, as owner of the building, shall pay the amount. The address for all invoices, which should enable prior deduction of tax, is as follows:

CREDIT SUISSE

Leasing

Case postale 5722

1002 Lausanne

If craftsmen or construction firms’ legal mortgages encumbering the building are registered, the lessee is liable to the leasing company and shall bear the cost of ensuring that such registration (provisional or definitive) of legal mortgages is removed.

The payment of the price of the plot on transfer of title, in accordance with the contract for sale to be signed, constitutes the first advance.

d)	Exceeding Investment Costs

If the leasing company sees that the investment cost of CHF 23,000,000.00 (before tax) has been exceeded, it should contact the lessee with respect to covering the extra costs. If the parties cannot reach agreement, the lessee shall bear the extra costs and shall not have any action against the leasing company.

If extra costs were paid by the leasing company from the investment account, the lessee must pay it the corresponding amount plus interim interest and VAT, as a lump sum within 30 days of the closure of the investment account (clause 3.4 (c)).

e)	Insurance

All insurance policies in respect of the construction, such as property owner’s civil liability insurance, construction work insurance and progressive building insurance, are taken out by the leasing company.

The lessee and the general planner must verify that the architects, engineers, construction firms, building artisans, suppliers etc., involved in the construction works have sufficient insurance cover under an exploitation or professional civil liability policy. Insofar as the insurance taken out by the leasing company and/or the exploitation or professional civil liability policies taken out by third parties do not cover, or only partially cover, the risks incurred by the building owner or the land owner, the lessee and the general planner bear the cost of any resulting loss suffered by the leasing company.

4.	Acquisition of the object of the lease

4.1	Description of the object of the lease

The leasing company is acquiring the following plot, under a property sale contract:

In the town of Neuchâtel, property No. 14541, folio plan No. 263 (1,827 m2) and DDP No. D 14576, folio plan No. 263, (5,541 m2). The latter will be annulled after alterations are carried out to property No. 14,542, folio plan No. 263, which it is presently part of and will then be included in property No. 14,541 as altered.

Owner and seller: Town of Neuchâtel, Neuchâtel

Detailed description, annotations, easements, real estate charges and security interests in accordance with the land registry records and with the contract of sale to be signed.

As project manager, the leasing company is having the building erected in accordance with the construction permit (application filed on 28 April 2006), the general planner’s project, the estimate of costs and the following plans of 28 April 2006:

Location plan No. 06/297/001

Construction law compliance plan No. 06/297/005

Basement plan No.06/297/011

Ground floor plan No. 06/297/012

1st Floor plan No. 06/297/013

2nd Floor plan No. 06/297/014

Elevation plan No. 06/297/016

Facade plan No. 06/297/017

Exterior fittings plan No. 06/297/321

Pipe work location plan No. 06/297/004

and the forms and appendices to the planning application of 28 April 2006.

4.2	Provisions of the sale contract and investment costs

The lessee is aware of the terms of the sale contract and it accepts them insofar as they relate to it.

Costs resulting from the change of owner such as taxes and fees form part of the investment costs.

The maximum amount of the investment costs are CHF 23,000,000.00 (before tax)

4.3	Transfer of title

Title shall be transferred after an authenticated contract of sale has been drawn up between the seller and the leasing company, envisaged for May 2006.

4.4	Failure of the sale contract

The lease contract shall be annulled if the contract for sale has not been entered into with the seller or if it is subsequently annulled, or if title has not been definitely transferred. The lessee shall reimburse the leasing company for amounts already paid to the seller, except where it is proved that the leasing company is liable for failure to reimburse.

If the sale contract or the transfer of title fails

a)	due to the lessee or the seller, the lessee is liable for loss suffered. The costs of processing CHF 100,000.00 (plus 7.6 % VAT, clause 7) must nonetheless be paid to the leasing company to cover its expenses.

b)	due to leasing company, and if it is possible to prove this, the leasing company must reimburse the loss suffered by the lessee.

5.	Acceptance of the object of the lease

5.1	Date

The lessee shall accept the object of the lessee after construction, i.e. 01.01.08, in favour of the leasing company (clause 4.3).

5.2	Statement of the condition of the premises on acceptance of the new building after its completion

On acceptance of the new building, the lessee and the leasing company draw up a written statement of the condition of the premises that are the object of the leasing contract, completed by photographs if necessary. In this way, any defects may be notified immediately to the construction contractual partners, in accordance with standard SIA 118.

Prior to expiry of the guarantee period of two years, the lessee and the leasing company should together draw up a list of apparent defects by virtue of standard SIA 118.

If the lessee discovers hidden defects, it should immediately notify them to the leasing company in writing so that the deadlines under standard SIA 118 may be complied with.

The lessee is fully aware of the provisions of standard SIA 118 with respect to deadlines.

II	UTILISATION PHASE

6.	Duration of Utilisation

The duration of utilisation begins on the first day of the month following acceptance of the erected buildings, envisaged on 01.01.08. A fixed term of use of 15 years therefore begins on 01.01.2008 and ends on 31.12.2022, subject to early termination of the contract under Clauses 16 and 17. If, for any reason whatever, the date of the start of utilisation of the new building is postponed, the parties must agree to new deadlines in an amendment to the present contract. The lessee is in no event authorised to terminate the leasing contract as a result of delay with respect to this schedule.

7.	Processing Costs

The lessee must pay processing costs of CHF 100,000.00 (plus 7.6 % in VAT) to the leasing company. This amount is due within 10 days of the signature of the present leasing contract.

8.	Leasing payments

8.1	Definition

Leasing payments mean the remuneration of all the services due by leasing company. In particular, it also covers the depreciation of the object of the leasing (amortisation required for exploitation), but does not include any indemnity for its maintenance, its repair or alteration work. It therefore still remains due if for any reason whatsoever the object of the leasing cannot be used or can only be partly used.

8.2	Calculation, determination

The leasing payments consist partly of amortisation and partly of the costs of capital. The amortisation part results from the difference between the costs of investment and the theoretical residual value of the object at the end of the term of the leasing. The leasing company should draw up a table of monthly payments to this effect. The capital costs part is calculated on the basis of the interest rate of the leasing, as a percentage of the costs of the investment.

The interest rate of the leasing is based on the capital market rate (presently the SWAP rate) for loans superior to one year, plus a margin for the leasing company of 1.85 % p.a. It will be determined definitively 2 business days prior to the start of utilisation (Clause 6), and then each time, 2 business days prior to the new interest period, on the basis of the conditions in force on the capital market (interest rate corresponding the duration chosen). The definitive investment costs and leasing payments due for the first interest period and subsequent periods shall always be determined in an amendment (appendix) to the present contract.

The leasing company’s margin shall be modified in the following cases:

a)	Each year, the leasing company shall calculate the lessee’s rating, in accordance with recognised methods (Credit Suisse custom), on the basis of the annual report which it submits to it (Clause 20). When this rating changes, the leasing company shall adapt its margin accordingly.

b)	If the lessee’s interest reports (shareholders’ interest) changes significantly and its solvency is modified as a result, on the basis of the rating usually given to a firm of this kind by the leasing company (Clause 10), the leasing company shall adapt its margin accordingly.

c)	If the shareholders’ equity cover requirements presently in force were to be increased further to measures imposed by the authorities or by law, the leasing company reserves the right to transfer the resulting increase in costs of the leasing to the lessee.

Any modification of the interest rate of the leasing must be contained in an amendment (appendix) to the present contract. The leasing company should also attach an up to date table of monthly payments to this appendix.

8.3	Interest period and due date

The leasing payments shall be modified in proportion to the evolution of the capital market. The lessee may select the duration of the initial interest period of between 2 and 15 years, up until 2 business days prior to the beginning of the utilisation phase, at the latest (Clause 6). The lessee shall also set the duration of the following periods with a minimum of 2 years. The total duration must not, however, exceed the end of the duration of utilisation provided in Clause 6, and the residual duration between the end of the penultimate period and the end of utilisation must be at least 2 years. The lessee must inform the leasing company of its choice 5 days at the latest prior the end of the current period.

The leasing payment is divided into 180 monthly payments during the contractual term of 15 years. These amounts are payable in advance on the 1st (first) of each month.

8.4	Leasing payments at the beginning of the duration of utilisation

The first leasing payment shall be due at the start of the duration of utilisation (Clause 6) on the basis of the investment costs calculated (Clause 3.1).

If, for any reason whatsoever, the date of the start of utilisation is postponed, the parties must agree to new deadlines in an appendix to the present contract.

After the closure of the investment account and the definition of the definitive investment costs, the leasing payments shall be modified retroactively on 01.01.2008 and shall be the object of a new amortisation table in an appendix to the present leasing contract. Any difference between the leasing payments due and payments made by the lessee must be set off immediately without interest being calculated.

9.	Value Added Tax

9.1	Liability

The leasing company undertakes to submit an application to the Federal Tax Office (“Administration Fédérale des Contributions”) for voluntary taxation of the income generated from the leasing contract, insofar as this is possible by law. The income generated by the leasing contract includes all payments made by the lessee to the leasing company on the basis of the leasing contract: leasing payments, the leasing company’s processing costs, costs of the notary and the Land Registry paid by the leasing company and charged back, surface area duty, insurance premiums, uninsured costs of reconstituting the object of the leasing, taxes such as VAT non-deductible by the leasing company, transfer duty, tax on the services to self or capital gains tax where the object of the lease is sold to the lessee, and the other accessory costs and public taxes provided under Clause 14.

Once liability to tax has been approved, the leasing company is authorised to invoice all the Value Added Tax and any tax due on services to self, on to lessee at the VAT rate in force, upon the condition that the obligation to carry out a service to self is not due to a situation created by the leasing company. The leasing company must also provide the lessee with invoices authorising the prior deduction of the tax.

Insofar as the prior tax relief is possible, the leasing company must claim and credit the corresponding amount to the lessee. It must also, if possible, request prior deduction of the tax and deduct the corresponding amount from the amount of investment.

If, further to total or partial refusal or subsequent total or partial withdrawal of liability to tax for any reason whatsoever, the leasing company must pay a tax on the services to self (in particular further to a modification of the utilisation or categorisation of the leasing contract as a credit operation) or if the prior deduction of the tax is not granted or only partially granted, the lessee undertakes to indemnify the leasing company as a result, insofar as the refusal of liability to tax or the loss of the right to deduction is not due to the leasing company. If, within 3 months of the termination of the contract, the leasing company has not been able to add a new utilisation to the object of the leasing in the context of the existing liability to tax, it is authorised to impose services to self and invoice the corresponding amount to the lessee. The leasing company undertakes to apply reasonable means during the aforementioned three-month period to add a new utilisation of the object of the leasing in the context of the existing liability to tax.

The lessee is aware of the risk of the services to self being subsequently liable to tax.

9.2	Security interests

At the time of liability to tax, the leasing company may request collateral from the lessee as security for the tax on the services to self.

10.	Security interests / Requirements

10.1	Guarantees

As the lessee has been recently incorporated, Kyphon Inc., the parent company of the lessee, the registered office of which is located at 1221 Crossman Avenue, Sunnyvale, CA 94089, United States (Registered agent: Corporation Service Company (CSC), 2711 Centerville Rd, Suite 400 Wilmington, DE 19808, United States), provides an irrevocable guarantee of payment according to the following separate documents:

1.	Guarantee (unsecured) of CHF 11,000,000.00 (see appendix 1a)
2.	Standby Letter of Credit of CHF 4,500,000.00, issued by a leading bank

The Guarantee (unsecured) must be accompanied by the following documents:

•	Form of Board Resolutions (see appendix 1b)

•	Legal Opinion (see appendix 1c)

•	Specimen signatures of the company (see appendix 1d)

•	Certificate of Good Standing mainly issued by the Secretary of State

If the total amount of investment is less than CHF 23,000,000.00, the amount of the guarantees will be amended in the final breakdown as follows:

•	Up to an investment amount of CHF 20,000,000.00:

•	Guaranty (unsecured) CHF 9,500,000.00

•	Standby Letter of Credit CHF 3,000,000.00

•	Half of the investment amount in excess of CHF 20,000,000.00 would be covered by the Guaranty (unsecured) and the other half by a Standby Letter of Credit

Once the lessee has established a profitable business, the guarantee of Kyphon Inc. may be reduced or restored as decided by the leasing company.

10.2	Change of owner

If the lessee’s interest reports changes significantly and if its solvency is greatly diminished as a result on the basis of the rating usually given to a firm of this kind by the leasing company (for example, demotion), the leasing company may unilaterally request, with a reasonable time period, for further security to make up for the diminished solvency, or terminate the present leasing contract early, in compliance with the termination period of three months and with the legal consequences set out under Clause 17 a).

III	RIGHTS AND OBLIGATIONS

11.	Lessee’s right to enjoyment

11.1	Scope

The leasing company assigns the use and enjoyment of the object in accordance with its purpose, to the lessee. The lessee must procure the prior written approval of the leasing company in order to lease all or part of the object of the leasing and grant enjoyment rights to third parties. The leasing company cannot withhold its approval without valid reason. Additionally, by virtue of the present leasing contract, the leasing company agrees to a rental lease between the lessee and Swissgenetics to lease part of the object of the leasing until 31 December 2007 at the latest. The lessee undertakes, vis-à-vis the leasing company, to ensure that these third parties do not acquire rights that are greater than its own.

11.2	Obligation of diligence, maintenance and third party rights

The lessee undertakes to use the object of the leasing and maintain it with appropriate care. It is liable to the leasing company for excessive wear and tear or deterioration due to improper use or use contrary to its purpose.

The lessee is responsible for the general maintenance of the object of the leasing. It must carry out without delay, and on its own behalf, any restoration, renovation or repair work which becomes necessary, failing which the leasing company shall order it in writing to proceed with these works within 30 days. On the expiry of this deadline, the leasing company may carry out the works itself and invoice back the corresponding costs to the lessee. The lessee will ensure that any present and future administrative obligations in relation to the existence and exploitation of the object of the leasing are satisfied. Additionally, it must satisfy, and discharge the leasing company in this respect from, any third party claims and rights arising from agreement relating to the surface area rights, easements and real estate charges or any other contract in relation to the object of the leasing.

The lessee must have appropriate concern for third parties such as may be expected from the holder or manager of a building such as the object of the lease.

11.3	Modifications to the object of the lease

The lessee can only transform the object of the leasing or change its use with the written approval of the leasing company. The leasing company cannot withhold its approval without valid reason. Administrative requirements and obligations remain reserved (notably the supervision of buildings and protection of the environment). If these modifications increase the value of the property or are closely connected with the building, the leasing company shall acquire title to them by the normal or early expiry of the contract. The lessee therefore has no right to claim the reimbursement of its expenses from the leasing company. In consideration of this, the leasing company waives its right to require collateral with respect to these modifications.

For any construction work and installation that are purely connected with exploitation and carried out by the lessee at its own cost, title must be clearly specified in writing.

In the absence of written authorisation from the leasing company for these modifications, it may in any event require the return of the object of the lease in its original state at the normal or early deadline of the contract.

11.4	Legal mortgages of artisans and construction firms

If legal mortgages of craftsmen or construction firms encumbering the object of the leasing are registered as security for the amounts due by the lessee (maintenance and restoration costs within the meaning of Clause 11.2, or alterations made to the object of the leasing within the meaning of Clause 11.3), the lessee must immediately ensure their removal at its own cost.

11.5	Pollution

The lessee guarantees the leasing company, in the sense of an independent guarantee under Article 111 of the Swiss Code of Obligations (hereafter, “CO”), that no third party, neighbour or authority shall make any claims against or demands from the leasing company relating to the investigation, supervision, confinement, clearance or removal of waste of substances which are harmful to the environment and/or claims for indemnification as a result of such of waste or unidentified substances which are harmful to the environment.

If claims are made against the leasing company due to unidentified pollution, the lessee undertakes to discharge the leasing company, its representatives and employees from the aforesaid claims, without limit, irrevocable and at first demand. The lessee waives the right to claim time bar or raise any other objection or defence whatsoever. The lessee additionally undertakes to intervene in any proceedings instigated against the leasing company due to such claims and to carry them through at its own cost.

In addition, the leasing company is liable for any pollution of contamination of the object of the leasing by substances that are harmful for the environment or waste (for example in the ground, subsoil and in the building) which may result from the erection, exploitation or demolition of installations and buildings of the object of the lease.

The lessee undertakes to carry out a prior investigation of the site within the meaning of Article 7 Osites at the expiry of the present contract by a specialised firm recognised by the ASR at its own cost. The report of this investigation should be delivered to the leasing company three months prior to the expiry of the lease. The leasing company should be consulted as to its choice of expert and may propose its own expert. If the preliminary investigation indicates the presence of pollution linked to substances that are harmful to the environment, or waste caused by the lessee, the lessee must immediately and without delay, take any necessary measures at its own cost to restore the site to a condition that is legally compliant entirely clear the site of any substances that are dangerous for the environment or waste (decontamination; Articles 6 paragraph 2 (b) and 16 (a) Osites).

12.	Guarantee against defects

12.1	Guarantee against material and legal defects

The leasing company shall satisfy the claims of the lessee insofar as it has similar claims towards third parties and where these can be exercised. Any other warranty is excluded.

The lessee is aware of the condition and nature of the object of the leasing, both from a legal and material perspective.

The lessee shall carefully verify that the object of the lease is free from defects, not only on acceptance of the works but also subsequently. It shall make any claims for defects within the required timeframe and in due form to the persons bound by the guarantee, on the account of the leasing company and shall notify it of this. The expenses and risks shall be borne by the lessee. The leasing company may ask the lessee to instigate proceedings to enforce the guarantee on behalf of the leasing company and at its cost. It shall define together with the lessee, the scope of its appointment as agent to instigate the proceedings.

Guarantee enforcement proceedings instigated by the lessee do not in any event affect its obligations under the present contract. In particular, it remains liable to pay the leasing payments on time on their due date during the period in which the object of the leasing cannot be used or can only be partly used. It cannot demand either the suspension or a reduction of the payments under the lease.

12.2	Charges encumbering the object of the lease

The leasing company can only encumber the object of the leasing with security interests for the purpose of funding the entire amount of the investments according to the present contract. Moreover, it requires the prior written approval of the lessee to encumber the object of the lease with either contractual rights or limited proprietary rights in favour of third parties.

13.	Risk and Liability

13.1	Principle

As soon as title is transferred to the leasing company, the risk of damage, destruction or any other depreciation of the object of the lease, as well as the ensuing loss, passes to the lessee, irrespective of the cause, insofar as they have not been caused by the leasing company intentionally or consequent to a serious fault. The lessee must satisfy all its obligations towards the leasing company inherent to the present contract and notably must pay the agreed leasing payments.

The lessee discharges the leasing company of any liability to third parties, which the owner of the building or the owner or manager of the object of the leasing incur by law and under the contract, and in particular building owner’s liability (Article 58 CO) and real estate owner’s liability (Article 679 CC). The leasing company shall, however, be liable for loss which it has caused intentionally or further to serious fault.

13.2	Insurance taken out by the leasing company

The leasing company shall, at the lessee’s cost, take out any insurance necessary to cover the risks arising from the existence of the object of the leasing (property insurance with respect to the building and civil liability property insurance). The premiums shall be invoiced to the lessee. If the lessee can demonstrate that it is able to procure lower premiums from other insurance companies, the leasing company may, as an exceptional measure, authorise it to take out, at its own cost, all the policies required to cover the risks arising from the operation of the object of the lease. The cover provided must be at least equivalent to the cover offered by the leasing company. In this case, copies of the corresponding policies must be provided to the leasing company. The lessee shall assign its claims under the insurance policies to the leasing company. The leasing company may (but is not obliged to) notify the assignment to the insurance company.

In the case of damage, the leasing company shall provide the services under the building insurance in order to restore it. Loss which is not or only partly covered shall be borne by the lessee. Any excess shall also be borne by the lessee. Similarly, it shall bear any uninsurable and uncovered risks, and discharge the leasing company of this. See Clause 3.4 (e) for insurance policies relating to the construction.

13.3	Insurance taken out by the lessee

The lessee must take out, at its cost, industrial third party insurance. The lessee is advised to also take out insurance against operational risks, such business interruption insurance, and in any event, against the loss of rental income further to damage to the building.

13.4	Accidents

In the case of an accident, the lessee must immediately inform the leasing company and take all measures to limit the damage as far as possible. Any excess shall be borne by the lessee. Similarly, it shall bear any uninsurable and uncovered risks, and discharge the leasing company of this.

If the object of the leasing is entirely or partly destroyed, the leasing company shall be bound to restore it for the amount paid out by the insurance companies. The lessee shall pay the leasing company in a specific lump sum payment, the extra costs of restoration, irrespective of the causes of the accident, insofar as it was not caused by the leasing company intentionally or further to serious fault. If the lessee refuses or is not able to do this, either party may terminate the contract in compliance with the termination period of three months and with the legal consequences set out under Clause 17 (a).

13.5	Value Added Tax

If the income generated by the present leasing contract is subject to VAT, the leasing company may charge back to the lessee the VAT on the insurance premiums which it has paid out and invoiced and on the uninsured costs of restoration of the object of the leasing (Clause 9). In this respect, the leasing company must provide the lessee with an invoice authorising the prior deduction of the tax.

14.	Accessory costs and public contributions

The leasing company shall pay the ordinary federal, cantonal and communal taxes (income and capital gains tax) for which it is liable as the owner of the object of the leasing.

The real estate taxes (such as real estate tax) as well as any other public contributions and the accessory costs of the property shall be borne by the lessee, in particular:

a)	Taxes and public contributions (property insurance premiums, waste disposal tax, water consumption tax, road maintenance and clearance tax, etc.);

b)	electricity costs;

c)	the costs of maintenance and exploitation of heating (oil, electricity, maintenance contracts, etc.);

d)	The maintenance of water treatment installations;

e)	Any kind of environment tax;

f)	Any insurance premiums listed in Clause 13;

g)	Mandatory payments or contributions under private law contracts which constitute easements (contributions to neighbour funds for access routes to the buildings, etc.)

h)	Value Added Tax, if applicable, to the leasing payments and to the other payments inherent to this leasing contract.

IV	TERMINATION OF THE CONTRACT

15.	Normal Termination of the Contract

15.1	Option of the Lessee

At the end of the period of the utilisation and if the lessee has duly satisfied its obligations under the present contract, the lessee may elect one of the following:

a)	The extension of the leasing contract;

b)	The purchase of the object of the lease;

c)	The return of the object of the lease

The lessee will notify its choice to the leasing company in writing 12 months in advance with effect from the end of the utilisation period.

If it fails to do this or it is late, the present leasing contract will be automatically renewed for one year. The interest rate of the leasing for the calculation of the payments shall be determined two business days prior to the start of the extension, on the basis of valid capital market conditions. The leasing company’s margin shall be adapted in accordance of the lessee’s rating.

15.2	Extension of the leasing contract

The lessee may request the leasing contract to be extended once for another term (relay contract). In this case, the terms shall be redefined. The amount of the investments of the relay contract corresponds to the theoretical value of the object according to Clause 3.2. The leasing company can refuse to extend the contract if the lessee’s financial means are insufficient.

15.3	Purchase by the lessee

The leasing company grants the lessee a non transferable purchase option on the object of the leasing which may be exercised at the end of the utilisation period. The purchase price corresponds to the theoretical residual value of the object of the leasing in accordance with Clause 3.2. As the present leasing contract is subject to VAT in accordance with Clause 9, the leasing company shall also subject the sale of the object to the lessee to this tax and will increase its sale price as a result. The lessee shall bear the risk of the total or partial refusal of liability to this tax and shall indemnify the leasing company for any costs related to the tax on the services to self. The lessee shall bear all the costs resulting from the change of ownership, such as taxes (in the present case, transfer rights and any capital gains tax, except where these gains are the result of excess amortisation by the leasing company), taxes and fees, including VAT and, as the case may be, tax on services to self in the case of total or partial refusal of liability.

Any investments which may be made by the lessee in the context of Clause 11.3 shall not be reimbursed by the leasing company.

If the lessee expresses its interest in purchasing the object of the leasing within the required time period, it should also present a draft notarised contract of sale and evidence of funding 6 months prior the expiry of the present leasing contract at the latest, failing which the leasing company shall be free again to sell the object of the leasing to a third party. Up to the expiry of this time period, the lessee may select another option referred to in Clause 15.1.

At the lessee’s request, the purchase option is contained in a separate authenticated contract, which the lessee can therefore register at its own cost at the Land Registry.

The lessee expressly declares that the leasing company has informed it of the tax risk of transaction chains that it will incur by enabling a third party to benefit from the purchase option.

15.4	Return of the object of the lease

At the end of the utilisation period, the lessee shall return the object of the lease to the leasing company, fully vacated, cleaned out and duly restored, with all the keys. It will be liable for excessive wear and tear. If the lessee has leased the premises to third parties, the rental leases must be terminated and the premises vacated at this date. The parties may agree otherwise in writing.

16.	Failure to pay and other breaches of the contract by the lessee

16.1	Interest on arrears

If the lessee is late in its payments, the leasing company will charge it interest on the arrears, without prior notice, for the entire period of delay. This interest corresponds to the interest rate of the lease is used to set the lease payments for the current period of use, according to Clause 8, increased by 2%.

16.2	Option of the leasing company

If the lessee does not satisfy its contractual obligations, in particular if it is late in paying a leasing payment, the leasing company shall grant it an initial extension of 30 days to satisfy to the above obligations. If the contractual obligation has not been satisfied by the expiry of this first extension, the leasing company shall grant it a second extension of the same duration. If the obligation has still not been satisfied at the expiry of the second time period, the leasing company may demand the immediate provision of appropriate collateral for all the payments due and the performance of all the contractual obligations. The lessee must present the collateral within one month of the request.

If this period expires with no effect, or if the lessee cannot provide the required collateral, the leasing company may, by virtue of its option under Article 107 CO:

a)	Terminate the leasing contract and claim indemnification of the loss resulting from the non-performance of the contract, of up to the amount of the negative contractual interest; or

b)	While continuing the leasing contract, waive its performance by the lessee and claim damages for non-performance, of up to the amount of the positive contractual interest.

16.3	Consequences of failure to pay

a)	If the leasing company exercises its right within the meaning of Clause 16.2 (a), it shall terminate this leasing contract for the end of the calendar month with at least 30 days’ notice. The lessee must in that case vacate and return the object of the leasing within this time period, in accordance with the provisions of the present contract relating to the return.

The leasing company may claim damages of up the amount of the negative contractual interest as follows:

•	All the leasing payments due which are still outstanding at the time of termination of the contract, plus moratorium interest;

•	Plus other payments which may be due by the lessee under the present leasing contract (e.g. the reimbursement of insurance costs, etc.);

•	Plus all the costs related to the restoration and construction of the object of the leasing;

•	Plus an indemnity for all the expenses of the leasing company in relation liability for VAT on the income generated by the present leasing contract, e.g. tax on the services to self if the use of the object of leasing is changed.

b)	If, while continuing the leasing contract, the leasing company waives performance of the contract by the lessee within the meaning of Clause 16.2 (b), it will grant the lessee at least 30 days from the end of the current calendar month, in which the lessee should vacate and return the object of the leasing in accordance with the provisions of the present contract concerning the return.

The leasing company may claim damages of up the amount of the positive contractual interest according to the theory of the difference, as follows:

•	All the leasing payments due up to the expiry of the duration of use and which are still outstanding at the expiry of the supplementary extension;

•	Plus the theoretical residual value of the object of the leasing at the expiry of the ordinary duration of utilisation;

•	Plus all the costs related to the restoration and construction of the object of the leasing;

•	Plus an indemnity for all the expenses of the leasing company in relation to liability for VAT on the income generated by the present leasing contract (e.g. tax on the services to self if the use of the object of leasing is changed);

•	Plus other payments which may be due by the lessee under the present contract (e.g. the reimbursement of insurance costs);

•	Less a discount at the market rate on future leasing payments which shall apply as soon as the leasing company notifies its option until the expiry of the period of ordinary use;

•	Less (at the leasing company’s discretion) the fair market value at the time of notification of the option, or less the net income of the construction of the object of the leasing.

The indemnification of any other duly evidenced loss is reserved.

16.4	Early termination of the leasing contract due to serious circumstances

The leasing company may terminate the leasing contract early, with immediate effect, on proper grounds, notably if the lessee had breached a fundamental contractual obligation, if the object of the leasing is confiscated, if a craftsman’s or construction firms’ legal mortgage is registered (on a provisional or definitive basis), or if the economic situation of the lessee or the guarantor, i.e. Kyphon Inc. has changed in such a way as to threaten the leasing company’s contractual rights, notably if it becomes insolvent, requests the suspension of payments, drafts an authenticated protest against bills of exchange, is seized or wound up. In these cases, the leasing company may proceed as in Clause 16.2 of this contract.

If the leasing contract is terminated on proper grounds, the lessee must vacate the object of the leasing and return it to the leasing company in accordance with the provisions of the present contract concerning the return. The leasing company may, at its discretion, claim damages of up to the amount of the positive or negative interest, analogous to Clause 16.3 (a) and (b).

17.	Early termination of the contract by the lessee

Provided that it has fully satisfied its contractual obligations towards the leasing company, the lessee may terminate the present contract early, on the expiry of an initial term of 10 years, with 12 months’ notice, by purchasing the object of the leasing.

The purchase price corresponds to the theoretical residual value of the object of the leasing at the termination of the contract, in accordance with Clause 3.2, plus a termination commission of 4 % of this value. As the present leasing contract is subject to VAT, the leasing company shall also subject the sale of the object to the lessee to this tax and will increase its sale price as a result. The lessee shall bear the risk of the total or partial refusal of liability to this tax and shall indemnify the leasing company for any costs related to the tax on services to self insofar as they are not the result of fault or negligence by the leasing company. If the termination period does not coincide with the end of an interest period, the lessee shall pay the leasing company the indemnity for early repayment which it may have paid in the case of early termination of funding. The lessee shall be liable for all the costs arising from the change of owner, such as taxes and fees, including VAT and, if relevant, the tax on services to self, in the case of total or partial refusal of liability insofar as the refusal of liability is not due to the leasing company. Any investments which may be made by the lessee in the context of Clause 11.3 shall not be reimbursed by the leasing company.

The lessee’s purchase request must be made in writing. A draft notarised sale contract and evidence of funding must be provided 6 months at the latest prior to the expiry of the termination period. If these documents have not been provided within the required time, the purchase request shall be considered null and void.

At the lessee’s request, the purchase option is contained in a separate authenticated contract, which the lessee can therefore register at its own cost at the Land Registry.

17 a)	Early termination by the leasing company due to the cases listed in Clauses 10.2 (change of owner) and 13.4 (accidents)

Should the leasing company terminate the present contract following a change of owner (Clause 10.2) or in the case of an accident (Clause 13.4), the lessee – provided it has fully satisfied all its contractual obligations towards the leasing company – has an option to purchase the object of the leasing.

The purchase price corresponds to the theoretical residual value of the object of the leasing at the termination of the contract, in accordance with Clause 3.2, plus a termination commission of 4 % of this value. As the present leasing contract is subject to VAT, the leasing company shall also subject the sale of the object to the lessee to this tax and will increase its sale price as a result. The lessee shall bear the risk of the total or partial refusal of liability to this tax and shall indemnify the leasing company for any costs related to the tax on services to self provided they are not the result of fault or negligence by the leasing company. If the termination period does not coincide with the end of an interest period, the lessee shall pay the leasing company the indemnity for early repayment which it may have paid in the case of early termination of funding. The lessee shall be liable for all the costs arising from the change of owner, such as taxes and fees, including VAT and, if relevant, the tax on services to self, in the case of total or partial refusal of liability provided that the refusal of liability is not due to the leasing company. Any investments which may be made by the lessee in the context of Clause 11.3 shall not be reimbursed by the leasing company.

The lessee’s purchase request must be made in writing. A draft notarised sale contract and evidence of funding must be provided within two months of the leasing company’s termination instrument. If these documents are not provided within the required time, the purchase request shall be considered to be null and void and the lessee shall have to return the object of the leasing according to Clause 15.4 of the present contract at the expiry of the termination period of three months.

At the lessee’s request, the purchase option is contained in a separate authenticated contract, which the lessee can therefore register at its own cost at the Land Registry.

V	FINAL PROVISIONS

18.	Prohibition of offsetting

The lessee may not offset any debts which may be due to the leasing company against debts owed by it to the leasing company under the present contract.

19.	Costs of the contract

The lessee is liable for any costs in relation to the conclusion, amendment and performance of the present contract and contracts entered with third parties under the present contract, notably notary and Land Registry costs, any transfer duty and capital gains tax in relation to the acquisition of the object by the leasing company, and in relation to purchase, if relevant, by the lessee.

20.	Right to be informed and to visit

During the term of the present contract, the lessee is bound to spontaneously provide the leasing company each year with a copy of its annual report (Article 662 CO) together with the report of the verification body (with the consolidated figures for the group) within 6 months of annual closure.

Moreover, the leasing company is authorised to visit the object of the leasing at any time with reasonable notice.

21.	Declaration in compliance with the LFAIE

By signing this contract, the parties expressly confirm that the object of the leasing shall be used as a stable establishment within the meaning of Article 2, paragraph 2 (a) of the Federal Law on the Acquisition of Property by Persons Abroad (LFAIE / Lex Koller / “Loi Fédérale sur l’Acquisition d’Immeubles par des Personnes à l’Etranger”), that the reserve area to be used for extension of the enterprise does not exceed one third of the total area that the reserve area will not be used for residential flats. The signature and performance of the present contract are therefore not subject to authorisation within the meaning of the LFAIE.

22.	Form

In order to be valid, the present contract and accessory agreements, additions and amendments must be made in writing and bear the handwritten signature of both parties within the meaning of Articles 13 to 15 CO.

By the present contract, the parties expressly waive the presumption that verbal or implied agreements are also valid.

The parties are not bound until this contractually agreed formality has been carried out (Article 16 paragraph 1 CO).

23.	Validity clause

If one or more provisions of the present contract are or become partly or wholly unreceivable, null and void or unenforceable, the validity of the present contract shall not be otherwise affected.

The parties undertake to cooperate in good faith to replace such provision by another which corresponds as closely as possible to the originally intended economic purpose.

24.	Applicable law and forum

The present Contract is entirely and exclusively governed by Swiss law.

The parties agree to bring any proceedings relating to the present contract before the ordinary courts of the registered office of the leasing company. The leasing company may, however, instigate proceedings against the lessee at its domicile or at the place where the object of the leasing is located.

VI	SIGNATURES

Brussels, May 24, 2006
Lausanne, May 18, 2006

KYPHON SÀRL	CREDIT SUISSE

/s/ Robert A. Vandervelde	/s/ Serge Bornick
Director, Kyphon Sàrl	Director, Credit Suisse

Appendix: Table of monthly payments of 18.05.2006